NEWS RELEASE

FOR IMMEDIATE RELEASE

NRG Energy, Inc. Closes $2.7 Billion Financing; Northeast and South Central
Operating Subsidiaries Emerge from Chapter 11

Minneapolis; December 23, 2003 — NRG Energy, Inc., which emerged from Chapter 11 on December 5, has closed a $2.7 billion financing that includes:

•	$1.25 billion of 8 percent second priority senior secured notes due 2013; and

•	a $1.45 billion credit facility that includes both a $1.2 billion senior secured term loan facility due 2010 and a $250 million revolving credit facility.

NRG increased the originally contemplated size of the financing by $500 million from $2.2 billion to $2.7 billion.

The proceeds from this transaction will be used to:

•	pay off notes issued by NRG operating subsidiaries, NRG Northeast Generating LLC and NRG South Central Generating LLC, in consummation of these entities’ Chapter 11 restructuring;

•	pay off NRG Mid-Atlantic Generating LLC debt;

•	make an additional $500 million cash distribution to NRG’s former unsecured creditors, in lieu of issuing the $500 million of subordinated notes originally called for under the NRG Plan of Reorganization; and

•	fund a $250 million letter of credit facility.

In accordance with the Plan of Reorganization for NRG Northeast Generating LLC and NRG South Central Generating LLC, the completion of these financing transactions allows the operating subsidiaries to emerge from bankruptcy, effective today. The subsidiaries’ Plan of Reorganization was approved by the U.S. Bankruptcy Court for the Southern District of New York on November 25.

The notes are not registered under the Securities Act of 1933, or any state securities laws. Therefore, the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This news release is neither an offer to sell nor a solicitation of any offer to buy the notes.

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the United States. Its operations include competitive energy production and cogeneration facilities, thermal energy production and energy resource recovery facilities.

Certain statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to, the future success of NRG. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Factors that could cause the results to differ materially from those contemplated in the forward-looking statements include, among others, hazards customary in the power industry, increasing competition in the wholesale power market, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets and related government regulation, the condition of capital markets generally, our ability to borrow additional funds and access capital markets, our substantial indebtedness and the possibility that we may incur additional indebtedness and our ability to generate sufficient cash flow to make interest payments on this financing.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s filings with the Securities and Exchange Commission.

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Contacts:	Media: Lesa Bader, 612.373.6992
Investors: Paul Barbian, 612.373.8815